Exhibit 10.1

HSN, INC.

NAMED EXECUTIVE OFFICER AND EXECUTIVE VICE PRESIDENT

SEVERANCE PLAN

(Effective November 23, 2009)

TABLE OF CONTENTS

1.	Definitions	1

2.	Eligibility for Severance Payments and Severance Benefits	4

3.	Amount and Form of Severance Payments and Severance Benefits	5

4.	Administration	9

5.	Amendment or Termination	10

6.	Claims Procedure	10

7.	Source of Payments	11

8.	Inalienability	11

9.	Recovery of Payments Made by Mistake	11

10.	No Enlargement of Employment Rights	11

11.	Governing Law and Venue	11

12.	Severability	12

13.	Execution	12

HSN, INC.

NAMED EXECUTIVE OFFICER AND EXECUTIVE VICE PRESIDENT

SEVERANCE PLAN

(Effective November 23, 2009)

Introduction

HSN, Inc. (the “Company”) hereby establishes the HSN, Inc. Named Executive Officer and Executive Vice President Severance Plan (the “Plan”) for the benefit of certain executives of the Company. The purpose of the Plan is to provide certain executive officers with severance payments and severance benefits in the event that the executive’s employment is involuntarily terminated under circumstances entitling the executive to such benefits, as described herein. The Plan is an unfunded welfare benefit plan for a select group of management or highly compensated employees that is intended to qualify for the exemptions provided in ERISA Sections 201, 301 and 401 and for the alternative reporting method provided in DOL Reg. §2520.104-24. This Plan supersedes all prior policies and practices of the Company with respect to severance or separation pay for executives whose employment is involuntarily terminated on or after the Effective Date (as defined below). Prior to the adoption of this Plan, certain executives were parties to individual employment agreements providing for payment of severance agreements, and the agreement of such executives to the termination of such employment agreements and/or execution of a non-competition, non-solicitation, confidential information and proprietary rights agreement provided by the Company, is a condition to their eligibility for benefits under this Plan. Under no circumstances shall any executive be entitled to participate in this Plan without an executed non-competition, non-solicitation, confidential information and proprietary rights agreement.

1.	Definitions.

1.1. “Base Salary” means the Executive’s annual base salary rate in effect on his or her Termination Date.

1.2. “Board” means the Board of Directors of the Company.

1.3. “Cause” means: (i) the willful or gross neglect by Executive of his or her employment duties; (ii) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; (iii) a material breach by Executive of fiduciary duty owed to the Company or any of its subsidiaries; or (iv) a material breach by Executive of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its subsidiaries or affiliates; or (v) a violation by Executive of any company policy pertaining to ethics, wrongdoing or conflicts of interest. Notwithstanding the general rule of Section 4, following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

1.4. “CBI” means Cornerstone Brands, Inc., a Delaware corporation, or its successor.

1.5. “Change in Control” shall mean the happening of any of the following events:

(a) The acquisition by any individual, entity or Group (a “Person”), other than the Company, of Beneficial Ownership of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that any acquisition that would constitute a Change in Control under this subsection (a) that is also a Business Combination shall be determined exclusively under subsection (c) below; or

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (i) more than 50% of the Resulting Voting Power shall reside in Outstanding Company Voting Securities retained by the Company’s stockholders in the Business Combination and/or voting securities received by such stockholders in the Business Combination on account of Outstanding Company Voting Securities, and (ii) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.6. “Committee” means the Compensation and Human Resources Committee of the Board or such other committee of the Board as the Board may from time to time designate.

1.7. “Company” means HSN, Inc., a Delaware corporation, or its successor.

1.8. “Comparable Position” means any job that has no negative impact on base salary. To be a “Comparable Position” the different job must be performed at the same or geographically proximate work site with the same or comparable work schedule.

1.9. “DOL” refers to the Department of Labor.

1.10. “Effective Date” means November 23, 2009.

1.11. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.12. “Executive” means the current and any future (i) “named executive officers” of the Company as identified by the Company pursuant to Item 402 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission; provided, however, the term “Executive” as used herein shall not refer to Mindy Grossman, the Company’s principal executive officer as of the date hereof; and (ii) Executive Vice President of the Company, Chief Executive Officer of CBI or Group President of CBI.

1.13. “Good Reason” means, without the Executive’s prior written consent: (i) a material reduction in the Executive’s rate of annual base salary from the rate of annual base salary in effect for such Executive, (ii) a relocation of the Executive’s principal place of business more than 50 miles further from the location of the principal place of business from which Executive works or (iii) a material and demonstrable adverse change in the nature and scope of the Executive’s duties. In order to invoke a termination of employment for Good Reason, the Executive must provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iii) within 90 days following the Executive’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Executive must terminate employment, if at all, within 90 days following the Cure Period in order for such termination of employment to constitute a termination of employment for Good Reason.

1.14. “Medical Benefits” means the right of an Executive to elect to continue to participate in any medical plan (including dental or vision but not including any flexible spending account) in which he or she was participating at the time of termination upon timely payment of the same premiums that would be charged to a similarly situated active employee for the period of time specified in Section. Medical Benefits shall be considered continuation coverage as defined in §4980B of the Internal Revenue Code (“COBRA”), and shall be subject to all of the requirements and limitations applicable to COBRA coverage except for amount of premium charged. Eligible dependents of the Executive may continue to be covered under Medical Benefits, but if any dependent independently elects COBRA coverage, either because the Executive does not elect coverage, or because of the occurrence of an separate qualifying event, such dependent shall be required to pay the full premium otherwise charged under COBRA

1.15. “Outplacement Benefits” means executive outplacement services provided to an Executive either directly by a provider selected and compensated by the Company or, in the Company’s discretion, by reimbursement of the Executive for services from a provider selected by the Executive with the Company’s consent.

1.16. “Plan” means the HSN, Inc. Executive Severance Plan, as set forth in this instrument and as the same may hereafter be amended.

1.17. “Resulting Voting Power” shall mean the outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from a Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

1.18. “Section 409A” means Section 409A of the Internal Revenue Code, and all Treasury regulations or other authoritative administrative guidance promulgated by the Internal Revenue Service pursuant to such section.

1.19. “Separation and General Release Agreement” means a legally binding document in which an Employee waives any and all claims against the Company related to his or her employment or separation from employment. Whether or not an Executive chooses to sign the Separation and General Release Agreement is completely at his or her discretion.

1.20. “Severance Benefits” means Medical Benefits and Outplacement Benefits.

1.21. “Severance Payment(s)” or “Severance Pay” means the cash payments to an Executive pursuant to Section 3 on account of his or her termination from the Company.

1.22. “Severance Period” means the period of time for which Severance Payments or Severance Pay will be made.

1.23. “Target Bonus” means the Executive’s annual target bonus as established by the Company, pursuant to the Company’s short term incentive program or otherwise, and in effect on the Termination Date.

1.24. “Termination Date” means the final day of employment with the Company which date shall be communicated by the Company to the Executive.

2.	Eligibility for Severance Payments and Severance Benefits.

2.1. General Eligibility. The Committee has determined that certain executives employed by the Company, its subsidiaries or affiliates (including CBI) shall be eligible to participate in the Plan. The Company shall advise each participating Executive of his or her participation in the Plan. Except as otherwise provided in the Plan, an Executive is entitled to Severance Payments and Severance Benefits under the Plan in the event of a termination by the Company without Cause or by the Executive for Good Reason; provided the Executive signs and not later revoke a general release.

2.2. Exclusions. An Executive is not eligible for Severance Payments or Severance Benefits if:

(a) Executive voluntarily resigns (other than for Good Reason), including a resignation that occurs after the Executive has been advised that he or she will be terminated but before the effective date of such termination;

(b) Executive ceased to be an Executive as defined by the Plan;

(c) Executive terminates employment with the Employer by reason of death;

(d) Executive is entitled to long-term disability benefits from the Company-sponsored long-term disability plan as of the date the involuntary termination would have occurred had the individual been actively at work on such date;

(e) Executive has an individual written agreement with the Company that provides for any form of severance, separation, or special retirement program, unless the Executive has agreed to terminate such agreement;

(f) Executive has notified the Company of his or her intent to retire from the Company prior to the date the Company notified the Executive of his or her involuntary termination;

(g) Executive fails to return to work immediately following the conclusion of an approved leave-of-absence;

(h) Executive is terminated for, or on account of, Cause; or

(i) The Company determines the payment of benefits under the Plan in connection with such termination of employment would be inconsistent with the intent and purposes of the Plan.

2.3. Certain Corporate Transactions. Unless, and only to the extent expressly authorized by the Committee or set forth in this Plan, no Severance Payments or Severance Benefits are payable under the Plan to an Executive in the event of the sale or other disposition of the Company, any affiliate or any assets or stock of either, if the Executive (i) continues to be employed by the Company, its successor or an affiliate on or after the date of such sale or other disposition, (ii) is offered a Comparable Position with the acquiring entity or any of its affiliates, or (iii) is offered a Comparable Position with an entity that was an affiliate of the Company immediately prior to the sale or other disposition.

3.	Amount and Form of Severance Payments and Severance Benefits.

3.1. Termination Prior to Change in Control or More than Twelve Months Following a Change in Control.

(a) Subject to the remaining provisions of this Plan, an Executive whose employment is terminated by the Company without Cause, or an Executive who resigns for Good Reason, prior to a Change in Control or more than twelve months following a Change in Control, shall be entitled to (i) Severance Payments equal to eighteen (18) months of the Executive’s base salary, and (ii) Medical Benefits equal to twelve (12) months.

(b) Severance Payments pursuant to this Section 3.1 (a) (i) shall be made in equal installments over a Severance Period of eighteen (18) months pursuant to the Company’s standard payroll practices and subject to any applicable payroll or other taxes required to be withheld, and payment for Medical Benefits pursuant to Section 3.1 (a) (ii) shall be paid in a lump sum and subject to any applicable payroll or other taxes required to be withheld. The Medical Benefits shall be paid and the Severance Payments shall commence as soon as practical after the Executive executes the Separation and General Release Agreement and the period during which the Separation and General Release Agreement may be revoked expires, but in no event later than March 15 of the year following the year in which the termination occurs.

3.2. Termination within Twelve Months Following Change in Control.

(a) Subject to the remaining provisions of this Plan, an Executive whose employment is terminated by the Company without Cause, or who resigns for Good Reason, within twelve months following a Change in Control shall be entitled to (i) a Severance Payment equal to (y) two times the sum of the Executive’s Base Salary, plus (z) the Executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of days from the first day of the year in which the termination occurs and ending on the last day of the Severance Period, and the denominator of which is the number of days in the year in which the termination occurs, (ii) Medical Benefits for a period of eighteen (18) months, and (iii) Outplacement Benefits not to exceed $20,000.00 and subject to the provisions of Section 3.2(c) below.

(b) Except as otherwise provided in Section 3.5, the Severance Payment and value of Medical Benefits shall be paid in a single lump sum, less applicable payroll or other taxes required to be withheld, as soon as practical after the Executive executes the Separation and General Release Agreement and the period during which the Separation and General Release Agreement may be revoked expires, but in no event later than March 15 of the year following the year in which the termination occurs.

(c) Outplacement Benefits must be utilized by the Executive by the end of the second year following the year in which the Termination Date occurs, and any reimbursement will be paid to the Executive not later than the end of the third year following the year in which the Termination Date occurs.

3.3. Conditions and Limitations on Severance Payments and Severance Benefits. Severance Pay and Severance Benefits are specifically conditioned upon the following:

(a) The Executive must sign and not later revoke a Separation and General Release Agreement. Under no circumstances will any Severance Pay or Severance Benefits be made to an Executive who elects not to sign, or who revokes, a Separation and General Release Agreement. The Separation and General Release Agreement shall be furnished to the Executive in sufficient time so that if the Executive does not execute and return the Separation and General Release Agreement to the Company prior to the expiration of the maximum period of time that the Executive is given to consider the Separation and General Release Agreement by the terms thereof and applicable law, the revocation period provided in the Separation and General Release Agreement will expire prior to March 15 of the year following the year in which the termination occurs. Upon the expiration of such revocation period, all Severance Payments that would have been payable to the Executive on payroll dates occurring prior to the expiration of the revocation period shall be paid to the Executive in a lump sum. Executives are encouraged to review the Separation and General Release Agreement with his or her personal attorney at his or her own expense, if he or she so desires.

(b) The Executive must comply with any non-competition, non-solicitation, confidential information and proprietary rights, or similar restrictive covenants contained in any agreement to which the Executive is a party. If the Executive violates any such agreement, the Company shall have no further obligation to provide any Severance Payments or Severance Benefits, and may in its discretion bring suit against the Executive to recover Severance Payments and Outplacement Benefits previously paid, and the difference between the premiums actually paid for Medical Benefits and the premiums that would have been required for the same coverage under COBRA.

(c) The Executive must not have engaged in conduct that would have constituted Cause for dismissal. If the Executive is terminated for a reason other than Cause, and the Company subsequently discovers that the Executive had engaged in conduct that would have constituted Cause, the Company shall have no further obligation to provide any Severance Payments or Severance Benefits, and may in its discretion bring suit against the Executive to recover Severance Payments and Outplacement Benefits previously paid, and the difference between the premiums actually paid for Medical Benefits and the premiums that would have been required for the same coverage under COBRA.

(d) The Executive must comply with the mitigation and offset provisions of Section 3.8, if applicable.

3.4. Payment of Severance Payments upon Executive’s Death. If an Executive dies after termination of employment and after executing the Separation and General Release Agreement, but before Severance Payments are completed, any remaining Severance Payments, will be made to the Executive’s estate in a lump-sum within 90 days after the Executive’s death.

3.5. Compliance with Section 409A. It is the intent of the Company that all amounts payable to an Executive pursuant to this Plan, including without limitation amounts payable under this Section 3, be paid in a manner that satisfies the requirements of Section 409A, and to the maximum extent possible this Plan shall be so interpreted. Without limiting the foregoing:

(a) Each installment of Severance Payments paid pursuant to Section 3.1 shall constitute a separate “payment” for purposes of Section 409A. For purposes of this Agreement, the term “Section 409A Payment” shall mean: (i) each Severance Payment that is paid after the later of March 15 of the calendar year following the year in which the Termination Date occurs or the fifteenth day of the third month following the end of the Company’s fiscal year in which the Termination Date occurs, but only to the extent that such Severance Payment, when added to the sum of all Severance Payments paid after such date, exceeds two times the lesser of the Executive’s Base Salary at the end of the year preceding the year in which the Termination Date occurs or the dollar limitation in effect under Section 401(a)(17) of the Internal Revenue Code in the year in which the Termination Date occurs, and (ii) any other payment that the Committee determines in good faith constitutes a payment of deferred compensation subject to Section 409A.

(b) If an Executive is a “specified employee” as defined in Section 409A at the time of the Executive’s termination of employment, then no Section 409A Payments shall be paid to the Executive until the first business day that is more than six months following the Termination Date, and all Section 409A Payments that would otherwise have been paid prior to such date shall be paid on such date, without interest, in a lump sum.

(c) No Section 409A Payment shall be at a time other than the time specified herein, whether by amendment to the Agreement or otherwise, and no amount shall be paid in substitution for any Section 409A Payment if such amount is paid at a different time than the Section 409A Payment would have been paid, except as permitted by Section 409A. Without limiting the generality of the foregoing, if any Executive becomes entitled to Severance Payments pursuant to Section 3.2 by reason of a termination occurring after a Change in Control that does not constitute a “change in control event” with respect to such Executive as defined in Section 409A, then a portion of the Severance Payment payable under Section 3.2 equal to the sum of all Section 409A Payments that the Executive would have received under Section 3.1 if he or she had been terminated prior to a Change in Control shall be paid in installments at the same times that such Section 409A Payments would have been paid.

(d) If any termination of employment occurs that does not constitute a separation from service as defined in Section 409A, then any Section 409A Payment that becomes payable by reason of such Termination shall not be paid until the Executive incurs a separation from service as defined in Section 409A.

3.6. Reduction of Payments to Comply with Section 280G. If Severance Payments payable to an Executive are contingent upon a change in ownership or effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company, as all of such terms are defined in Section 280G of the Internal Revenue Code, and if the total present value as of the date of such change of all such Severance Payments, when added to the present value of all other payments that constitute parachute payments as defined in Section 280G, equals or exceeds the Executive’s “base amount” as hereinafter defined, then such Severance Payments shall be reduced, in reverse chronological order of payment, until the total present value is less than three times the Executive’s base amount. For purposes of this Section 3.6, an Executive’s base amount shall mean the Executive’s average annual total compensation from the Company for the five full years ending with the year that precedes the date of the change in ownership or control, calculated in accordance with Section 280G and the regulations thereunder. The purpose of this Section 3.6 is to prevent the Severance Payments from constituting excess parachute payments as defined in Section 280G and Section 4999 of the Internal Revenue Code; provided that in no event shall the Company have any obligation to the Executive if, despite the provisions of this Section 3.6, the Executive is subject to the excise tax imposed by Section 4999.

3.7. Withholding. The Company will withhold from all Severance Payments all required federal, state, local and other taxes and any other payroll deductions required.

3.8. Mitigation and Offset.

(a) An Executive who becomes entitled to receive Severance Pay and Severance Benefits pursuant to Section 3.1 (including an Executive described in Section 5) shall, as a condition to his or her continued eligibility for Severance Pay and Severance Benefits, use reasonable best efforts to seek other employment and to take other reasonable actions to mitigate the amounts payable under Section 3.1 hereof. If the Executive obtains other employment during the Severance Period, all future Severance Pay payable by the Company to the Executive during the remainder of the Severance Period shall be offset by the amount earned by the Executive from another employer. For purposes of this Section 3.8, the Executive shall have an obligation to inform the Company regarding his or her employment status following termination and during the Severance Period. The Company shall have the right to withhold Severance Payments if the Executive fails to periodically certify his or her employment status in accordance with procedures established by the Company, or to recover any Severance Payments to an Executive who fails to advise the Company of other employment. If an Executive receiving Medical Benefits under Section 3.1 obtains other employment and is eligible for medical coverage through such employment, the subsidized portion of Medical Benefits shall terminate regardless of whether the Executive continues to be eligible for COBRA coverage, and the Executive shall thereafter be required to pay the full COBRA premium. If the Medical Benefits were paid in a single lump sum payment, the Company shall have the right to recover the value of any Medical Payments during the period in which the Executive had Medical Coverage.

(b) The mitigation and offset provisions of paragraph (a) shall not apply to an Executive who becomes entitled to receive Severance Pay and Severance Benefits pursuant to Section 3.2 by reason of a termination occurring within 12 months following a Change in Control. Such Executives shall not be required to mitigate damages or to offset Severance Pay or Severance Benefits, unless the Severance Pay to which the Executive is entitled exceeds the amount that would otherwise be payable by reason of Section 5, in which case the excess Severance Pay only shall be subject to mitigation and offset requirements to the extent provided in the Executive’s employment agreement. Nothing contained herein shall be construed to preclude the Company from discontinuing Medical Benefits to an Executive who has obtained other medical coverage in accordance with COBRA, or to require the Company to pay Outplacement Benefits, or an amount in lieu of Outplacement Benefits, on behalf of an Executive who has obtained other employment.

4.	Administration.

The Committee shall be the administrator of the Plan as defined in Section 3(16) of ERISA, and has the sole and unlimited discretion to interpret the terms of the Plan, to adopt such rules and procedures as it may determine to be appropriate for the administration of the Plan, and to make all determinations about eligibility and payment of benefits. All decisions of the Committee, any action taken by the Committee with respect to the Plan and within the powers granted to the Committee under the Plan, and any interpretation by the Committee of any term or condition of the Plan, are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law. The Committee may delegate and reallocate any authority and responsibility with respect to the Plan. The authority of the Committee as administrator may also be exercised in routine and administrative matters by the Company’s senior officer responsible for human resources, or persons acting under his or her authority, subject to review by the Committee.

5.	Amendment or Termination.

The Company reserves the right, in its sole and unlimited discretion, to amend or terminate the Plan at any time by action of the Committee or the Board, without prior notice to any Executive; provided, however, that no such amendment or termination shall materially adversely affect the interests or rights of any Executive whose Termination Date has occurred prior to the amendment or termination of the Plan; and provided further in the event of a termination or amendment of the Plan, if any Executive is terminated after the date of termination or amendment of the Plan, but prior to the date on which the Executive’s employment agreement would have expired had it not been terminated, the Executive shall be entitled (i) to the same severance benefits the Executive would have received under the terms of such employment agreement had it not been terminated, or (ii) the Severance Benefits and Severance Pay under this Plan, whichever is the greater benefit to the Executive.

6.	Claims Procedure.

6.1. Notice of Claim. Any person who believes he or she is entitled to any payment under the Plan (“Applicant”) may submit a claim in writing to the Company’s human resources department. If a claim is denied in whole or in part, the Company shall furnish the Applicant within 90 days after receipt of such claim with a written notice which specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary, and explains the claim review procedures of this Section 6, including the Applicant’s right to file suit in accordance with Section 6.4 if the claim is denied following review. The 90 day period for responding to a claim may be extended by up to an additional 90 days if the Applicant is given a written notice of the extension, including an explanation of the reason for the extension and an estimate of when the claim will be resolved, by the end of the initial 90 day period.

6.2. Review of Decision. If within 60 days after receipt of a notice of denial pursuant to Section 6.1, the Applicant so requests in writing, the Committee shall review such decision. The Committee’s decision on review shall be in writing, and shall include specific reasons for the decision, written in a manner calculated to be understood by the Applicant, and shall include specific references to the pertinent provisions of the Plan on which the decision is based, and shall explain the Applicant’s right to file suit in accordance with Section 6.4. It shall be delivered to the Applicant within 60 days after the request for review is received, unless extraordinary circumstances require a longer period, in which event the 60 day period may be extended by up to an additional 60 days if the Applicant is given a written notice of the extension, including an explanation of the reason for the extension and an estimate of when the appeal will be resolved, by the end of the initial 60 day period.

6.3. Construction. The provisions of this Section 6 are intended to comply with the requirements of ERISA Section 503 and the regulations issued thereunder, and shall be so construed. In accordance with such regulations, each Applicant shall be entitled, upon written request and without charge, to review and receive copies of all material relevant to his or her claim within the meaning of Department of Labor Regulations 29 C.F.R. Section 2560.503-1(m)(8), and to be represented by a qualified representative.

6.4. Process for Appeal. In further consideration of being permitted to participate in the Plan, each Executive agrees on behalf of himself, and all other persons claiming through him, that he will not commence any action at law or equity (including without limitation any action under ERISA Section 502), or any proceeding before any administrative agency, for payment of any benefit under this Plan without first filing a written claim for such benefit and appealing the denial of that claim in accordance with the provisions of this Section 6, and in any event not more than one hundred eighty (180) days after the appeal is denied in accordance with subsection (b).

7.	Source of Payments.

All Severance Payments will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. Any right of any person to receive any payment under the Plan will be no greater than the right of any other unsecured creditor of the Company.

8.	Inalienability.

In no event may any Executive sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

9.	Recovery of Payments Made by Mistake.

An Executive shall be required to return to the Company any Severance Payment, or portion thereof, made by a mistake of fact or law.

10.	No Enlargement of Employment Rights.

Neither the establishment or maintenance of the Plan, the payment of any amount by the Company nor any action of the Company shall confer upon any individual any right to be continued as an employee or Executive nor any right or interest in the Plan other than as provided in the Plan.

11.	Governing Law and Venue.

The parties to this Plan acknowledge and agree that this Plan and the parties’ rights and obligations hereunder shall be construed, interpreted, administered and enforced in accordance with ERISA, and to the extent applicable, in accordance with the laws of the State of Florida, without regard to the State of Florida’s conflict of law principles. The parties to this Plan agree and accept personal jurisdiction by and the laying of exclusive venue for any legal action or proceeding arising out of or related to this Plan in an appropriate state or federal court located in either Pinellas County, Florida or in Hillsborough County, Florida, if not maintainable therein, then in an appropriate Florida state court, and agree that such courts have jurisdiction to interpret and enforce the provisions of this Plan, and each party to this Plan consents to and waives, in connection with such action or proceeding, any objection to such personal jurisdiction or the laying of such venue or based on the ground of forum non conveniens. Each party agrees, that in any legal action or proceeding arising out of or related to this Plan, the non-prevailing party shall be responsible to pay to the prevailing party all of the prevailing party’s attorney’s fees and costs reasonably incurred in connection therewith.

12.	Severability.

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

13.	Assignment.

The Company may assign its rights under the Plan to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. The Plan shall be binding whether it is between the Company and Executive or any successor or assignee of the Company or affiliate thereof and Executive.

14.	Execution.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed the Plan on the date indicated below.

HSN, INC.

By:	/s/ Lisa Letizio
Lisa Letizio, EVP – Human Resources